THE GABELLI GLOBAL MULTIMEDIA TRUST INC. (the "Fund")
                        EXHIBIT TO ITEM 77Q1(a)

                      ARTICLES OF AMENDMENT TO THE
                         ARTICLES SUPPLEMENTARY
                   CREATING AND FIXING THE RIGHTS OF
                 6.00% SERIES B CUMULATIVE PREFERRED STOCK

         The Gabelli Global Multimedia Trust Inc., a Maryland corporation (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

         FIRST: Article I of the Articles Supplementary
Creating and Fixing the Rights of 6.00% Series B Cumulative
Preferred Stock ("Articles Supplementary") is hereby amended by inserting the definition of "Bank Loans":

"Bank Loans" means direct purchases of, assignments of, participations in and other interests in (a) any bank loan or
(b) any loan made by an investment bank, investment fund or other financial institution, provided that such loan under this clause (b) is similar to those typically made, syndicated, purchased or participated by a commercial bank or institutional loan investor in the ordinary course of business.

         SECOND: Article I of the Articles Supplementary is hereby amended by inserting the definition of "Business
Development Company":

"Business Development Company" (BDCs) means a type of closed-end fund regulated under the 1940 Act whose shares are typically listed for trading on a U.S. securities exchange. BDCs are publicly-traded funds that typically invest in and lend to small and medium-sized private and certain public companies that may not have access to public equity markets for capital raising. BDCs invest in such diverse industries as healthcare, chemical and manufacturing, technology and service companies.

    THIRD: Article I of the Articles Supplementary is hereby amended by inserting the definition of "Discount Factor":
"Discount Factor" means (a) so long as Moody's is rating the Series B Preferred Stock at the Corporation's request, the Moody's Discount Factor, or (b) any applicable discount factor established by any Other Rating Agency, whichever is applicable.

    FOURTH: Article I of the Articles Supplementary is hereby amended by inserting the definition of "Fitch":
"Fitch" means Fitch Ratings.

    FIFTH: Article I of the Articles Supplementary is hereby amended by inserting the definition of "Foreign Currency
Transactions":

"Foreign Currency Transactions" means any technique used by the Corporation to hedge its exposure to foreign currencies, including forward foreign currency exchange contracts.
    SIXTH: Article I of the Articles Supplementary is hereby amended by inserting the definition of "Foreign Sovereign Debt":

"Foreign Sovereign Debt" means debt issued by a national government other than the United States.

    SEVENTH: Article I of the Articles Supplementary is hereby amended by deleting the definition of "Market Value" in its entirety and inserting in lieu thereof the following:

"Market Value" means the market value of an asset of the Corporation as computed as follows: (i) Equity securities listed or traded on a nationally recognized securities exchange or traded in the U.S. over-the-counter market where trades are reported contemporaneously and for which market quotations are readily available, are valued at the last quoted sale or a market's official closing price at the close of the exchange's or other market's regular trading hours, as of or prior to the time and day as of which such value is being determined. Portfolio securities traded on more than one national securities exchange or market are valued according to the broadest and most representative market as determined by the Adviser. If there has been no sale on the day the valuation is made, the securities are valued at the closing bid price on the principal market for such security on such day. If no asked prices are quoted on such day, then the security is valued at the closing bid price on the principal market for such security on such day. If no bid or asked prices are quoted on such day, the security is valued at the most recently available price. (ii) Debt instruments are valued based upon (a) the basis of prices provided by a pricing service or (b) the lower of the value set forth in bids from two independent dealers in securities, one of which bids will be in writing.

    EIGHTH: Article I of the Articles Supplementary is hereby amended by inserting the definition of "Master Limited
Partnership Securities":

"Master Limited Partnership Securities" means the following securities, restricted or unrestricted, issued by a Master Limited Partnership (MLP) or an affiliate of an MLP: (1) common units, (2) convertible subordinated units, (3) I-Shares, (4) I-units and (5) debt securities.

    NINTH: Article I of the Articles Supplementary is hereby amended by inserting the definition of "Moody's Derivatives
Transactions":

"Moody's Derivatives Transactions" means, for so long as any Series B Preferred Stock is rated by Moody's, the Corporation may, notwithstanding the limitations in paragraph 6 of Article II, buy or sell financial futures contracts, write, purchase or sell call options on financial futures contracts or purchase put options on financial futures contracts or write call options on portfolio securities, swaps and securities lending unless it receives written confirmation from Moody's that engaging in such transactions would impair the ratings then assigned to the preferred stock by Moody's, subject to the following limitations:

      (a) Futures and call options: For purposes of the Basic Maintenance Amount, futures held by the Corporation and call options sold by the Corporation shall not be included as Moody's Eligible Assets. However, such assets shall be valued at Market Value by subtracting the good faith margin and the maximum daily trading variance as of a Valuation Date. For call options purchased by the Corporation, the Market Value of the call option will be included as Moody's Eligible Assets subject to a Moody's Discount Factor mutually agreed to between the Corporation and Moody's based on the characteristics of the option contract such as its maturity and the underlying security of the contract.

      (b) Securities lending: To increase income, the Corporation may lend its portfolio securities to securities broker-dealers or financial institutions if (i) the loan is collateralized in accordance with applicable regulatory requirements and (ii) no loan will cause the value of all loaned securities to exceed 20% of the value of its total assets. For purposes of calculating the Basic Maintenance Amount, such securities lent shall be included as Moody's Eligible Assets with the appropriate Moody's Discount Factor applied to such lent security. The obligation to return such collateral shall not be included as an obligation/liability for purposes of calculating the Basic Maintenance Amount. However, the Corporation may reinvest cash collateral for securities lent in conformity with its investment objectives and policies and the provisions of these Articles Supplementary. In such event, the Corporation may reinvest cash collateral to the extent that securities lending collateral received is invested by the Corporation in assets that otherwise would be Moody's Eligible Assets and the value of such assets exceeds the amount of the Corporation's Moody's Eligible Assets by applying the applicable Moody's Discount Factor to this amount and adding the product to total Moody's Eligible Assets. Conversely, if the value of assets in which securities lending collateral has been invested is less then the amount of the Corporation's obligation to return the collateral on a Valuation Date, such difference shall be included as an obligation/liability of the Corporation for purposes of calculating the Basic Maintenance Amount.
Collateral received by the Corporation in a securities lending transaction and maintained by the Corporation in the form received shall not be included as a Moody's Eligible Asset for purposes of calculating the Basic Maintenance Amount.

      (c) Interest rate swaps: Only the cumulative unsettled profit and loss from an interest rate swap transaction will be calculated when determining the Basic Maintenance Amount. If the Corporation has an outstanding gain from an interest rate swap transaction on a Valuation Date, the gain will be included as a Moody's Eligible Asset subject to the Moody's Discount Factor on the counterparty to the interest rate swap transaction. If the Corporation has an outstanding liability from an interest rate swap transaction on a Valuation Date, the Corporation will subtract the outstanding liability from the total Moody's Eligible Assets in calculating the Basic Maintenance Amount.

    If not otherwise provided for in (a)-(c) above, derivative instruments will be included as Moody's Eligible Assets subject to a Moody's Discount Factor as mutually agreed to between the Corporation and Moody's.

    TENTH: Article I of the Articles Supplementary is hereby amended by deleting the definition of "Moody's Discount Factor" in its entirety and inserting in lieu thereof the following:
"Moody's Discount Factor" means, with respect to a Moody's Eligible Asset specified below, the following applicable number:

      (a) Corporate debt securities: The percentage determined by reference to the rating on such asset with reference to the remaining term to maturity of such asset, in accordance with the table set forth below (non convertibles).

                          Moody's Rating Category
Term to Maturity
of Corporate
Debt Security(1)   Aaa    Aa    A    Baa    Ba     B    Unrated2
1 year or less    109%   112%  115%  118%  137%   150%   250%
1 - 2 years       115    118   122   125   146    160    250
2 - 3 years       120    123   127   131   153    168    250
3 - 4 years       126    129   133   138   161    176    250
4 - 5 years       132    135   139   144   168    185    250
5 - 7 years       139    143   147   152   179    197    250
7 - 10 years      145    150   155   160   189    208    250
10 - 15 years     150    155   160   165   196    216    250
15 - 20 years     150    155   160   165   196    228    250
20 - 30 years     150    155   160   165   196    229    250
Greater than
30 years          165    173   181   189   205    240    250

(1) The Moody's Discount Factors above for corporate debt securities shall also be applied to any interest rate swap or cap, in which case the rating of the counterparty shall determine the appropriate rating category.

(2) Unless conclusions regarding liquidity risk as well as estimates of both the probability and severity of default for the Corporation's assets can be derived from other sources, securities rated below B by Moody's and unrated securities, which are securities rated by neither Moody's, S&P nor Fitch, are limited to 10% of Moody's Eligible
Assets. If a corporate debt security is unrated by Moody's, S&P or Fitch, the Corporation will use the percentage set forth under "Unrated" in this table.
Ratings assigned by S&P or Fitch are generally accepted by Moody's at face value. However, adjustments to face value may be made to particular categories of credits for which the S&P and/or Fitch rating does not seem to approximate a Moody's rating equivalent. Split rated securities assigned by S&P and Fitch will be accepted at the lower of the two ratings.

For corporate debt securities that do not pay interest in U.S.
dollars, the fund sponsor will contact Moody's to obtain the applicable currency conversion rates.

     (b) Preferred stock: The Moody's Discount Factor for taxable preferred stock shall be:

       Aaa                    150%
       Aa                     155%
       A                      160%
       Baa                    165%
       Ba                     196%
       B                      216%
       <B or Not Rated        250%
       Middle Market          476%
       Bank Non-
       cumulative
       perpetual
       preferreds


       Investment Grade DRD   165%
       Preferred Stock
       Non-Investment Grade   216%
       DRD Preferred Stock

For non-cumulative preferred stock, the Discount Factor should be amplified by 110%.

      (c)    Common stock:

Common Stocks(1)            Large Cap    Mid Cap    Small Cap
7 week exposure period        200%        205%         220%

(1) Market cap for large-cap stocks are $10 billion and up, mid-cap stocks range between $2 billion and $10 billion, and small-cap stocks are $2 billion and below.

      (d)    Convertible securities (including convertible preferreds):

                                  Non-
               Investment      Investment
   Delta         Grade            Grade           Unrated
..00 - .40    Use Corporate Debt Securities Table    250%
..41 - .80        192%             226%              250%
..81 - 1.00       195%             229%              250%

With respect to "structured synthetic convertible" securities, the discount factors above should be grossed up by an additional 20% of the base discount percentage.

      (e) Common stock, preferred stock and corporate debt securities of REITs:

        a. For common stock and preferred stock of real estate investment trusts ("REITs"), the Moody's Discount
       Factor shall be the percentage specified in the table set forth below:

                                                  Moody's Discount
                                                      Factor
       common stock of REITs                        154%

       preferred stock of REITs
       with a Moody's, S&P or Fitch rating
       (including a Senior Implied Rating):      154%

       without a Moody's, S&P or Fitch rating
       (including a Senior Implied Rating):      208%

       b. Notwithstanding the above, a Moody's Discount Factor of 250% will be applied: (a) to those assets in a single NAREIT industry category/sector which exceed
       30% of Moody's Eligible Assets but are not greater than 35% of Moody's Eligible Assets; (b) if dividends on such securities have not been paid consistently (either quarterly or annually) over the previous three years, or for such shorter time period that such securities have been outstanding;
       or (c) if the market capitalization (including common stock and preferred stock) of an issuer is below $500 million.

       c. For corporate debt securities of REITs, apply the Moody's Discount Factors listed above under Corporate debt securities.

      (f) Short-Term Instruments: The Moody's Discount Factor applied to short-term portfolio securities, including without limitation corporate debt securities and Short-Term Money Market Instruments will be (1) 100%, so long as such portfolio securities mature or have a demand feature at par exercisable within the Moody's Exposure Period and are rated Aaa or at least Prime-1, V-Mig1, or equivalent, or be a rated money-market fund; and (2) 115%, so long as such portfolio securities do not mature within the Moody's Exposure Period or have a demand feature at par not exercisable within the Moody's Exposure Period. A Moody's Discount Factor of 100% will be applied to cash.

      (g)    U.S. Government Obligations and U.S. Treasury Strips:

                                   U.S.                    U.S.
                                Government               Treasury
                                Obligations               Strips
Remaining Term to Maturity     Discount Factor        Discount Factor
1 year or less                     107%                    107 %
1 - 2 years                         113                    115
2 - 3 years                         118                    121
3 - 4 years                         123                    128
4 - 5 years                         128                    135
5 - 7 years                         135                    147
7 - 10 years                        141                    163
10 - 15 years                       146                    191
15 - 20 years                       154                    218
20 - 30 years                       154                    244

      (h)    Foreign Sovereign Debt:

       a.    Debt denominated in US$:

       Moody's Sovereign Debt Rating
                                                             Below B
Term to Maturity(2)   Aaa    Aa    A    Baa    Ba    B      & Unrated

1 year or less        109%  112%  115%  118%  137%  150%      250%

2 years or less
(but longer than
1 year)               115   118   122   125   146   160       250

3 years or less
(but longer than
2 years)              120   123   127   131   153   168       250

4 years or less
(but longer than
3 years)              126   129   133   138   161   176       250

5 years or less
(but longer than
4 years)              132   135   139   144   168   185       250

7 years or less
(but longer than
5 years)              139   143   147   152   179   197       250

10 years or less
(but longer than
7 years)              145   150   155   160   189   208       250

15 years or less
(but longer than
10 years)             150   155   160   165   196   216       250

20 years or less
(but longer than
15 years)             150   155   160   165   196   228       250

30 years or less
(but longer than
20 years)             150   155   160   165   196   229       250

Greater than
30 years              165   173   181   189   205   240       250

       b. For sovereign debt denominated in non-U.S. currency apply additional Currency Discount Factor:


       Foreign Currency        Currency Discount Factor

       CAD Canadian Dollar            107%
       EUR Euro                    111%
       GBP British Pound                115%
       JPY Japanese Yen                116%
       AUD Australian Dollar            113%
       HKD Hong Kong Dollar            140%
       NZD New Zealand Dollar            114%
       NOK Norway Kroner                111%
       SEK Sweden Kronor                113%
       THB Thailand Baht                295%
       KRW South Korea Won            295%
       TWD Taiwan New Dollars            135%
       SGD Singapore Dollars            135%
       IDR Indonesia Rupiahs            315%
       INR India Rupees                170%
       MYR Malaysia Ringgits            170%
       CZK Czech Republic Koruny        200%
       PHP Philippines Pesos            200%
       HUF Hungary Forint            200%
       PLN Poland Zlotych             200%
       SKK Slovakia Koruny            200%
       TRY Turkey New Lira            200%
       RUB Russia Rubles                200%
       ZAR South Africa Rand            200%
       CLP Chile Pesos                200%
       MXN Mexico Pesos                200%
       COP Columbia Pesos            200%
       BRL Brazil Reais                200%

       (1) If the Corporation invests in a security denominated in a currency other than that found in the above table, contact Moody's to obtain the applicable Currency Discount Factor for such security.

      (i) Foreign non-sovereign debt: The Moody's Discount Factor applied to non-sovereign debt obligations will be (A) in the case of a non-sovereign debt obligation denominated in U.S. dollars, 250%, and (B) in the case of a non-U.S. sovereign debt obligation denominated in a foreign currency, 250% multiplied by the Currency Discount Factor for such foreign currency.

      (j) Rule 144A securities: The Moody's Discount Factor applied to Rule 144A Securities for Rule 144A Securities whose terms include rights to registration under the 1933 Act within one year and Rule 144A Securities which do not have registration rights within one year will be 120% and 130%, respectively, of the Moody's Discount Factor which would apply were the securities registered under the 1933 Act.

      (k) Catastrophe bonds: The Moody's Discount Factor applied to catastrophe bonds will be 475%.

      (l) Bank loans: The Moody's Discount Factor applied to senior bank loans ("Senior Loans") shall be the percentage specified in accordance with the table set forth below (or such lower percentage as Moody's may approve in writing from time to time):

Moody's Rating Category

                                                Caa and below
                                               (including distressed
Type of Loan    Aaa-A   Baa and Ba(1)   B(1)     and unrated)(1)
Senior Loans
greater than
$250 MM        118%       136%         149%          250%

non-Senior
Loans greater
than $250 MM    128%       146%         159%         250%

loans less
than $250 MM    138%       156%         169%         270%

Second Lien
Bank Loans      168%       185%         200%         270%

Third & Fourth
Lien Bank Loans 218%       240%         260%         351%

(1) If a Senior Loan is not rated by any of Moody's, S&P or Fitch, the Corporation will use the applicable percentage set forth under the column entitled "Caa and below (including distressed and unrated)" in the table above. Ratings assigned the S&P and/or Fitch are generally accepted by Moody's at face value. However, adjustments to face value may be made to particular categories of securities for which the ratings by S&P and/or Fitch do not seem to approximate a Moody's rating equivalent. Split rated securities assigned by S&P and Fitch (i.e., these rating agencies assign different rating categories to the security) will be accepted at the lower of the two ratings.

      (m)    Master Limited Partnerships (MLP) - The Moody's
Discount Factor applied to master limited partnerships shall be applied in accordance with the table set forth below:

MLP Sector(1)            Discount Factor

Large-cap MLPs                170%

Mid and Small-cap MLPs

Natural Resources (Oil,
Gas, Energy)                292%

Coal and Minerals                301%

Mortgage Real Estate            291%

Income Real Estate            302%

Miscellaneous                342%

(1)    Restricted MLPs will be increased by 120%.

The Moody's Discount Factor for any Moody's Eligible Asset other than the securities set forth above will be the percentage provided in writing by Moody's.

    ELEVENTH: Article I of the Articles Supplementary is hereby amended by inserting the definition of "Moody's Diversification
Limitations":

"Moody's Diversification Limitations" means, with respect to qualifying for inclusion in Moody's Eligible Assets, the following diversification and issue size requirements:

                   MAXIMUM         MAXIMUM
                   SINGLE            SINGLE            MINIMUM ISSUE SIZE
RATINGS(1)         ISSUER(2),(3)     INDUSTRY(3),(4)     ($ IN MILLIONS)(5)

Aaa                   100%            100%               $100
Aa                    20                60               100
A                      10                40              100
CS(6), Baa              6                20             100
Ba                      4                12             50(7)
B1-B2(8)                3                 8              50(7)
B3 or below(8)          2                 5              50(7)

(1)    Refers to the securities of the portfolio holding.
(2) Companies subject to common ownership of 25% or more are considered as one issuer.
(3)    Percentages represent a portion of the aggregate Market
Value of portfolio.
(4) Industries are determined according to Moody's Industry Classifications, as defined herein.
(5) Except for preferred stock, which has a minimum issue size of $50 million, and mortgage pass throughs issued by Federal National Mortgage Association, Federal Home Loan Mortgage Corporation or Government National Mortgage Association, which has no minimum issue size.
(6) CS refers to common stock, which is diversified independently from its ratings level.
(7) Portfolio holdings from issues ranging from $50 million to $100 million are limited to 20% of the Corporation's total assets.
(8) Securities of the portfolio holdings rated B or below by Moody's or the equivalent by another nationally recognized statistical rating organization ("NRSRO") or not rated shall be considered to be Moody's Eligible Assets only to the extent the Market Value of such securities does not exceed 10% of the portfolio Market Value; provided, however, that if the Market Value of such securities exceeds 10% of the portfolio Market Value, a portion of such securities (selected by the Corporation) shall not be considered Moody's Eligible Assets, so that the Market Value of such securities (excluding such portion) does not exceed 10% of the portfolio Market Value.
    TWELFTH: Article I of the Articles Supplementary is hereby amended by deleting the definition of "Moody's Eligible Assets" in its entirety and inserting in lieu thereof the following:
"Moody's Eligible Assets" means:

      (a) Cash (including interest and dividends due on assets rated (A) Baa3 or higher by Moody's or the equivalent by another NRSRO if the payment date is within five (5) Business Days of the Valuation Date, (B) A2 or higher by Moody's or the equivalent by another NRSRO if the payment date is within thirty days of the Valuation Date, and (C) A1 or higher by Moody's or the equivalent by another NRSRO if the payment date is within the Moody's Exposure Period) and receivables for Moody's
Eligible Assets sold if the receivable is due within five (5) Business Days of the Valuation Date, and if the trades which generated such receivables are (A) settled through clearinghouse firms with respect to which the Corporation has received prior written authorization from Moody's or (B) (1) with counterparties having a Moody's long-term debt rating of at least Baa3 or the equivalent by another NRSRO or (2) with counterparties having a Moody's Short Term Money Market Instrument rating of at least P-1 or the equivalent by another NRSRO;

      (b) Short Term Money Market Instruments, so long as (A) such securities are rated at least P-1 or the equivalent by another NRSRO, (B) in the case of demand deposits, time deposits and overnight funds, the supporting entity is rated at least A2 or the equivalent by another NRSRO, or (C) in all other cases, the supporting entity (1) is rated A2 or the equivalent by another NRSRO and the security matures within one month, (2) is rated A1 or the equivalent by another NRSRO and the security matures within three months or (3) is rated at least Aa3 or the equivalent by another NRSRO and the security matures within six months; provided, however, that for purposes of this definition, such instruments (other than commercial paper rated by S&P and not rated by Moody's) need not meet any otherwise applicable S&P rating criteria;

      (c)    U.S. Government Obligations (including U.S. Treasury
Strips);

      (d)    Rule 144A securities;

      (e) Common stocks (A) (1) which are traded on a nationally recognized stock exchange or in the over-the-counter market, (2) if cash dividend paying, pay cash dividends in U.S. dollars and
(3) which may be sold without restriction by the Corporation; provided, however, that (y) common stock which, while a Moody's Eligible Asset owned by the Corporation, ceases paying any regular cash dividend will no longer be considered a Moody's Eligible Asset until 71 days after the date of the announcement of such cessation, unless the issuer of the common stock has senior debt securities rated at least A3 by Moody's and (z) the aggregate Market Value of the Corporation's holdings of the common stock of any issuer in excess of 4% in the case of utility common stock and 6% in the case of non-utility common stock of the aggregate Market Value of the Corporation's holdings shall not be Moody's Eligible Assets, (B) which are securities denominated in any currency other than the U.S.
dollar or securities of issuers formed under the laws of jurisdictions other than the United States, its states and the District of Columbia for which there are ADRs or their equivalents which are traded in the United States on exchanges or over-the-counter and are issued by banks formed under the laws of the United States, its states or the District of Columbia or (C) which are securities of issuers formed under the laws of jurisdictions other than the United States (and in existence for at least five years) for which no ADRs are traded; provided, however, that the aggregate Market Value of the Corporation's holdings of securities denominated in currencies other than the U.S. dollar and ADRs in excess of (1) 6% of the aggregate Market Value of the outstanding shares of common stock of such issuer thereof or (2) in excess of 10% of the Market
Value of the Corporation's Moody's Eligible Assets with respect to issuers formed under the laws of any single such non-U.S. jurisdiction other than Australia, Belgium, Canada, Denmark, Finland, France, Germany, Ireland, Italy, Japan, the
Netherlands, New Zealand, Norway, Spain, Sweden, Switzerland and the United Kingdom, shall not be a Moody's Eligible Asset;

      (f)    Loans;

      (g) Corporate debt securities (including foreign non-sovereign debt and catastrophe bonds) if (A) such securities are rated by Moody's or another NRSRO; (B) such securities provide for the periodic payment of interest in cash in U.S. dollars, euros or other currencies in which the Corporation is permitted to invest; (C) such securities have been registered under the 1933 Act or are restricted as to resale under federal securities laws but are eligible for resale pursuant to Rule 144A under the 1933 Act as determined by the Corporation's investment manager or portfolio manager acting pursuant to procedures approved by the Board of Directors, except that such securities that are not subject to U.S. federal securities laws shall be considered Moody's Eligible Assets if they are publicly traded; and (D) such securities are not subject to extended settlement.

            Notwithstanding the foregoing limitations, corporate debt securities and loans rated by neither Moody's, S&P nor Fitch shall be considered to be Moody's Eligible Assets to the extent such securities are issued by entities which (i) have not filed for bankruptcy within the past three years, (ii) are current on all principal and interest in their fixed income obligations, (iii) are current on all preferred stock dividends, and (iv) possess a current, unqualified auditor's report without qualified, explanatory language;

      (h) Foreign Sovereign Debt so long as the issuing country has a Currency Discount Factor as set out in the definition of Moody's Discount Factor in these Articles Supplementary.
Foreign Sovereign Debt issued by a country without a Currency Discount Factor as set out in the definition of Moody's Discount Factor in these Articles Supplementary can only be approved as a Moody's Eligible Asset after review and confirmation by Moody's;

      (i) Asset-backed securities: If (A) such securities are rated at least Baa by Moody's or at least BBB by S&P or Fitch,
(B) the securities are part of an issue that is $250 million or greater, or the issuer of such securities has a total of $500 million or greater of asset-backed securities outstanding at the time of purchase of the securities by the Corporation and (C) the expected average life of the securities is not greater than 4 years;

      (j)    Collateralized debt obligations;

      (k) Preferred stocks if (A) dividends on such preferred stock are cumulative, (B) such securities provide for the periodic payment of dividends thereon in cash in U.S. dollars or euros and do not provide for conversion or exchange into, or have warrants attached entitling the holder to receive, equity capital at any time over the respective lives of such securities, (C) the issuer of such a preferred stock has common stock listed on either the New York Stock Exchange or NYSE Amex Equities, (D) the issuer of such a preferred stock has a senior debt rating from Moody's of Baa1 or higher or a preferred stock rating from Moody's of Baa3 or higher and (E) such preferred stock has paid consistent cash dividends in U.S. dollars or euros over the last three years or has a minimum rating of A1 (if the issuer of such preferred stock has other preferred issues outstanding that have been paying dividends consistently for the last three years, then a preferred stock without such a dividend history would also be eligible). In addition, the preferred stocks must have the following diversification requirements: (X) the preferred stock issue must be greater than $50 million and (Y) the minimum holding by the Corporation of each issue of preferred stock is $500,000 and the maximum holding of preferred stock of each issue is $5 million. In addition, preferred stocks issued by transportation companies will not be considered Moody's Eligible Assets;

      (l) Convertible securities (including convertible preferred stock), provided that (A) the issuer of common stock must have a Moody's senior unsecured debt of Caa or better, or a rating of CCC or better by S&P or Fitch, (B) the common stocks must be traded on the New York Stock Exchange, NYSE Amex Equities, or the NASDAQ, (C) dividends must be paid in U.S. dollars, (D) the portfolio of convertible bonds must be diversified as set forth in the table set forth below and (E) the company shall not hold shares exceeding the average weekly trading volume during the preceding month;

      (m) Common stock, preferred stock or any debt security of REITs or real estate companies;

      (n)    Pooled investment vehicles including Business
Development Companies, Master Limited Partnerships Securities,
Private Investment Companies and Registered Investment
Companies;

      (o)    Foreign Currency Transactions;

      (p)    Moody's Derivatives Transactions; and

      (q)    Financial contracts, as such term is defined in
Section 3(c)(2)(B)(ii) of the 1940 Act and other securities or assets not otherwise provided for in this definition, but only upon receipt by the Corporation of a letter from Moody's specifying any conditions on including such financial contract or other securities or assets in Moody's Eligible Assets and assuring the Corporation that including such financial contract or other securities or assets in the manner so specified would not affect the credit rating assigned by Moody's to the Series B Preferred Stock.

    THIRTEENTH: Article I of the Articles Supplementary is hereby amended by inserting the definition of "Moody's Exposure
Period":
"Moody's Exposure Period" means the period commencing on a given
Valuation Date and ending 49 days thereafter.

    FOURTEENTH: Article I of the Articles Supplementary is hereby amended by deleting the definition of "Moody's Industry
Classifications" in its entirety and inserting in lieu thereof the following:

 "Moody's Industry Classifications" means, for the purposes of determining Moody's Eligible Assets, each of the following industry classifications (or such other classifications as Moody's may from time to time approve for application to the Series B Preferred Stock):

1.    Aerospace and Defense: Major Contractor, Subsystems,
Research, Aircraft Manufacturing, Arms, and Ammunition

2.    Automobile: Automobile Equipment, Auto-Manufacturing,
Auto Parts Manufacturing, Personal Use Trailers, Motor
Homes, Dealers

3.    Banking: Bank Holding, Savings and Loans, Consumer
Credit, Small Loan, Agency, Factoring, Receivables

4.    Beverage, Food and Tobacco: Beer and Ale, Distillers,
Wines and Liquors, Distributors, Soft Drink Syrup,
Bottlers, Bakery, Mill Sugar, Canned Foods, Corn
Refiners, Dairy Products, Meat Products, Poultry
Products, Snacks, Packaged Foods, Candy, Gum, Seafood,
Frozen Food, Cigarettes, Cigars, Leaf/Snuff, Vegetable
Oil

5.    Buildings and Real Estate: Brick, Cement, Climate
Controls, Contracting, Engineering, Construction,
Hardware, Forest Products (building-related only),
Plumbing, Roofing, Wallboard, Real Estate, Real Estate
Development, REITs, Land Development

6. Chemicals, Plastics and Rubber: Chemicals (non-agricultural), Industrial Gases, Sulfur, Plastics,
Plastic Products, Abrasives, Coatings, Paints,
Varnish, Fabricating

7.    Containers, Packaging and Glass: Glass, Fiberglass,
Containers made of: Glass, Metal, Paper, Plastic, Wood or Fiberglass

8.    Personal and Non-Durable Consumer Products
(Manufacturing Only): Soaps, Perfumes, Cosmetics,
Toiletries, Cleaning Supplies, School Supplies

9.    Diversified/Conglomerate Manufacturing

10.    Diversified/Conglomerate Service

11.    Diversified Natural Resources, Precious Metals and
Minerals: Fabricating, Distribution

12.    Ecological: Pollution Control, Waste Removal, Waste
Treatment and Waste Disposal

13.    Electronics: Computer Hardware, Electric Equipment,
Components, Controllers, Motors, Household Appliances,
Information Service Communicating Systems, Radios,
TVs, Tape Machines, Speakers, Printers, Drivers,
Technology

14.    Finance: Investment Brokerage, Leasing, Syndication,
Securities

15.    Farming and Agriculture: Livestock, Grains, Produce,
Agriculture Chemicals, Agricultural Equipment,
Fertilizers

16.    Grocery: Grocery Stores, Convenience Food Stores

17.    Healthcare, Education and Childcare: Ethical Drugs,
Proprietary Drugs, Research, Health Care Centers,
Nursing Homes, HMOs, Hospitals, Hospital Supplies,
Medical Equipment

18.    Home and Office Furnishings, House wares, and Durable
Consumer Products: Carpets, Floor Coverings,
Furniture, Cooking, Ranges

19.    Hotels, Motels, Inns and Gaming

20.    Insurance: Life, Property and Casualty, Broker, Agent,
Surety

21.    Leisure, Amusement, Motion Pictures, Entertainment:
Boating, Bowling, Billiards, Musical Instruments,
Fishing, Photo Equipment, Records, Tapes, Sports,
Outdoor Equipment (Camping), Tourism, Resorts, Games,
Toy Manufacturing, Motion Picture Production Theaters,
Motion Picture Distribution
22.    Machinery (Non-Agricultural, Non-Construction, Non-
Electronic): Industrial, Machine Tools, and Steam
Generators

23.    Mining, Steel, Iron and Non-Precious Metals: Coal,
Copper, Lead, Uranium, Zinc, Aluminum, Stainless
Steel, Integrated Steel, Ore Production, Refractories,
Steel Mill Machinery, Mini-Mills, Fabricating,
Distribution and Sales of the foregoing

24.    Oil and Gas: Crude Producer, Retailer, Well Supply,
Service and Drilling

25.    Printing, Publishing, and Broadcasting: Graphic Arts,
Paper, Paper Products, Business Forms, Magazines,
Books, Periodicals, Newspapers, Textbooks, Radio,
T.V., Cable Broadcasting Equipment

26.    Cargo Transport: Rail, Shipping, Railroads, Rail-car
Builders, Ship Builders, Containers, Container
Builders, Parts, Overnight Mail, Trucking, Truck
Manufacturing, Trailer Manufacturing, Air Cargo,
Transport

27.    Retail Stores: Apparel, Toy, Variety, Drugs,
Department, Mail Order Catalog, Showroom

28.    Telecommunications: Local, Long Distance, Independent,
Telephone, Telegraph, Satellite, Equipment, Research,
Cellular

29.    Textiles and Leather: Producer, Synthetic Fiber,
Apparel Manufacturer, Leather Shoes

30.    Personal Transportation: Air, Bus, Rail, Car Rental

31.    Utilities: Electric, Water, Hydro Power, Gas

32.    Diversified Sovereigns: Semi-sovereigns, Canadian
Provinces, Supra-national Agencies

The Corporation will use SIC codes in determining which industry classification is applicable to a particular investment in consultation with the Independent Accountant and Moody's, to the extent the Corporation considers necessary.

    FIFTEENTH: Article I of the Articles Supplementary is hereby amended by inserting the definition of "Private
Investment Companies":
"Private Investment Companies" means investment companies that are structured to be exempt under the 1940 Act.

    SIXTEENTH: Article I of the Articles Supplementary is hereby amended by inserting the definition of "Rating Agency":
"Rating Agency" means Moody's as long as such rating agency is then rating the Series B Preferred Stock at the Corporation's request or any other rating agency then rating the Series B Preferred Stock at the Corporation's request.

    SEVENTEENTH: Article I of the Articles Supplementary is hereby amended by inserting the definition of "Registered Investment Company":
"Registered Investment Company" means an investment company, such as an open-end or closed-end mutual fund, which files a registration statement with the Commission and meets all requirements of the 1940 Act.

    EIGHTEENTH: Article I of the Articles Supplementary is hereby amended by deleting the definition of "Short-Term Money
Market Instruments" in its entirety and inserting in lieu thereof the following:

"Short-Term Money Market Instruments" means the following types of instruments if, on the date of purchase or other acquisition thereof by the Corporation, the remaining term to maturity thereof is not in excess of 180 days (or 270 days for instruments rated at least Aaa for purposes of determining Moody's Eligible Assets):

       (i)    commercial paper rated either F-1 by Fitch or A-1
       by S&P if such commercial paper matures in 30 days or P-1 by Moody's and either F-1+ by Fitch or A-1+ by S&P if such commercial paper matures in over 30 days;

       (ii) demand or time deposits in, and banker's acceptances and certificates of deposit of, (A) a depository institution or trust company incorporated under the laws of the United States of America or any state thereof or the District of Columbia or (B) a United States branch office or agency of a foreign depository institution
       (provided that such branch office or agency is subject to banking regulation under the laws of the United States, any state thereof or the District of Columbia);

       (iii)    overnight funds;

(iv)    U.S. Government Obligations and Government
       Securities; and

       (v) Eurodollar demand or time deposits in, or certificates of deposit of, the head office or the London branch office of a depository institution or trust company if the certificates of deposit, if any, and the long-term unsecured debt obligations (other than such obligations the ratings of which are based on the credit of a person or entity other than such depository institution or trust company) of such depository institution or trust company that have (1) credit ratings on each Valuation Date of at least P-1 from Moody's and either F-1+ from Fitch or A-1+ from S&P, in the case of commercial paper or certificates of deposit, and (2) credit ratings on each Valuation Date of at least Aa3 from Moody's and either AA from Fitch or AA- from S&P, in the case of long-term unsecured debt obligations; provided, however, that in the case of any such investment that matures in no more than one Business Day from the date of purchase or other acquisition by the Corporation, all of the foregoing requirements shall be applicable except that the required long-term unsecured debt credit rating of such depository institution or trust company from Moody's, Fitch and S&P shall be at least A2, A-2 and A, respectively; and provided further, however, that the foregoing credit rating requirements shall be deemed to be met with respect to a depository institution or trust company if (1) such depository institution or trust company is the principal depository institution in a holding company system, (2) the certificates of deposit, if any, of such depository institution or trust company are not rated on any Valuation Date below P-1 by Moody's, F-1+ by Fitch or A-1+ by S&P and there is no long-term rating, and (3) the holding company shall meet all of the foregoing credit rating requirements (including the preceding proviso in the case of investments that mature in no more than one Business Day from the date of purchase or other acquisition by the Corporation); and provided further, that the interest receivable by the Corporation shall not be subject to any withholding or similar taxes.

    NINETEENTH: Article I of the Articles Supplementary is hereby amended by inserting the definition of "U.S. Government
Securities":

"U.S. Government Securities" mean securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the United States or any agency or instrumentality of the United States, the obligations of which are backed by the full faith and credit of the United States and in the form of conventional bills, bonds and notes.

      TWENTIETH: Article I of the Articles Supplementary is hereby amended by deleting the definition of "Valuation Date" in its entirety and inserting in lieu thereof the following:
"Valuation Date" means the last Business Day of each month, or for purposes of determining whether the Corporation is maintaining the Basic Maintenance Amount, each business day commencing with the Date of Original Issue.

    TWENTY-FIRST: Article II.5(a)(ii)(C) of the Articles Supplementary is hereby amended by deleting it in its entirety and inserting in lieu thereof the following:
(C) As soon as practicable after the last Valuation Date of each fiscal year of the Corporation on which a Basic Maintenance Report is required to be delivered, the Corporation will deliver to Moody's an Accountant's Confirmation regarding the accuracy of the calculations made by the Corporation in such Basic Maintenance Report.

    TWENTY-SECOND: The amendments set forth in these Articles of Amendment were duly approved by the Board of Directors of the Corporation in accordance with Article III of the Articles Supplementary and the Maryland General Corporation Law. No stock entitled to be voted on the matter was outstanding or subscribed for at the time of the approval of the amendments set forth in these Articles of Amendment.

    TWENTY-THIRD: The amendments contemplated by these Articles of Amendment do not increase the authorized stock of the Corporation or the aggregate par value thereof.


    The undersigned President of The Gabelli Global Multimedia Trust Inc., who executed these Articles of Amendment on behalf of the Corporation, hereby acknowledges, in the name and on behalf of the Corporation, that these Articles of Amendment are the corporate act of the Corporation and states further, under the penalties of perjury, that to the best of his knowledge, information and belief, the matters and facts set forth herein with respect to authorization and approval are true in all material respects.
         IN WITNESS WHEREOF, The Gabelli Global Multimedia Trust Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its President and witnessed by its Secretary as of this 27th day of May, 2009.

WITNESS:                   THE GABELLI GLOBAL MULTIMEDIA TRUST INC.


By: /s/ Agnes Mullady       By:/s/ Bruce N. Alpert
Name:  Agnes Mullady        Name:  Bruce N. Alpert
Title:  Secretary           Title:  President